UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C. 20549



                            SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                       (Amendment No.    8   )




                     Winn-Dixie Stores, Inc.
             -------------------------------------------
                         (Name of Issuer)


                          COMMON STOCK
                  ------------------------------
                  (Title of Class of Securities)

                          974280  10 9
                         --------------
                         (CUSIP Number)





Check the following box if a fee is being paid with this
statement (   ).

1.   NAME OF REPORTING PERSON/S.S.
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          A. Darius Davis - SS# ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)[ X ]
                                        (b)[   ]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida - United States

               5.   SOLE VOTING POWER
NUMBER OF                  -0-
SHARES
BENEFICIALLY   6.   SHARED VOTING POWER
OWNED BY                   -0-
EACH
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON                     -0-
WITH
               8.   SHARED DISPOSITIVE POWER
                           -0-

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           -0-

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
                    None Excluded

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           -0-

12.  TYPE OF REPORTING PERSON
                            IN

Item 1.
     (a)  Name of Issuer:  WINN-DIXIE STORES, INC.
     (b)  Address of Issuer's Principal Executive Offices:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)  Name of Person Filing          A. Darius Davis
     (b)  Address of Principal Business Office or, if none,
          Residence:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699
     (c)  Citizenship:        Florida - United States
     (d)  Title of Class of Securities:      COMMON STOCK
     (e)  CUSIP Number:       974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) ___Broker or Dealer registered under Section 15 of the Act
     (b)  ___Bank as defined in Section 3(a)(6) of the Act
     (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
     (d)  ___Investment Company registered under Section 8 of the
          Investment Company Act
     (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
          Security Act of 1974 or Endowment Fund: see S24O.13d-l(b)(ii)(F)
     (g) ___Parent Holding Company, in accordance with S240.13d-l(b)(ii)(G) (Note: See Item 7)
     (h)     Group, in accordance with S240.13d-1(b)ii)(G)
               Statement filed pursuant to Rule 13d-1(c)

Item 4. Ownership
     The following ownership information is provided as of December 3l, 1995. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

     (a)  Amount Beneficially Owned             -0-
     (b)  Percent of Class                      -0-
     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote
                                                  -0-
          (ii) shared power to vote or to direct the vote
                                                  -0-
          (iii)sole power to dispose or to direct the
               disposition of                     -0-

          (iv) shared power to dispose or to direct the
               disposition of                     -0-

Item 5. Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( x ). A. Darius Davis deceased on June 11, 1995.

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
     None

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company.
     N/A

Item 8. Identification and Classification of Members of the
Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-(c).

Item 9. Notice of Dissolution of Group
     N/A

Item 10. Certification
     N/A

                            SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 12, 1996
                                                  Date

                                        /S/ Robert D. Davis
                                            Signature

                                 For Estate of A. Darius Davis
                         By:  Robert D. Davis
                              Personal Representative

1.   NAME OF REPORTING PERSON/S.S.
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          D.D.I., Inc. - TI# 59-2448386

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)[ X ]
                                        (b)[   ]
3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida - United States

               5.   SOLE VOTING POWER
NUMBER OF                43,787,332
SHARES
BENEFICIALLY   6.   SHARED VOTING POWER
OWNED BY                 41,848
EACH
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON                   43,787,332
WITH
               8.   SHARED DISPOSITIVE POWER
                         41,848

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               43,829,180

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
               None Excluded

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

               28.7%

12.  TYPE OF REPORTING PERSON

               CO

Item 1.
     (a)  Name of Issuer: WINN-DIXIE STORES, INC.
     (b)  Address of Issuer's Principal Executive Offices:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)  Name of Person Filing:        D.D.I, Inc.
     (b)  Address of Principal Business Office or, if none,
          Residence:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699
     (c)  Citizenship:        Florida - United States
     (d)  Title of Class of Securities:      COMMON STOCK
     (e)  CUSIP Number:       974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) ___Broker or Dealer registered under Section 15 of the Act
     (b)  ___Bank as defined in Section 3(a)(6) of the Act
     (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
     (d)  ___Investment Company registered under Section 8 of the
          Investment Company Act
     (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
          Security Act of 1974 or Endowment Fund: see S24O.13d-l(b)(ii)(F)
     (g) ___Parent Holding Company, in accordance with S240.13d-l(b)(ii)(G) (Note: See Item 7)
     (h)     Group, in accordance with S240.13d-1(b)ii)(G)
          Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1995. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

     (a)  Amount Beneficially Owned          43,829,180
     (b)  Percent of Class                   28.7%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote
                                             43,737,332
          (ii) shared power to vote or to direct the vote
                                             41,848
          (iii)sole power to dispose or to direct the
               disposition of                43,787,332
          (iv) shared power to dispose or to direct the
               disposition of                41,848

Item 5. Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
securities, check the following (   ).
     N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
     See Item 7 below and Exhibit I hereto.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     On November 27, 1995, in connection with the formation of DAVFAM, Ltd. ("DAVFAM"), a limited partnership, and SIVAD Investors, L.L.C. ("SIVAD"), D.D.I., Inc. and Estuary Corporation contributed 30,000,000 shares and 3,000,000 shares, of the issuer's common stock (adjusted for a two-for-one split on November 30, 1995), respectively, to DAVFAM and SIVAD. Of such shares, DAVFAM received 32,670,000 and SIVAD received 330,000. Further, on the same date, SIVAD contributed the 330,000 shares it received to DAVFAM in exchange for a 1% partnership interest. As a result of such transactions, DAVFAM holds 21.6% of the issuer's shares and the following ownership percentages of DAVFAM and SIVAD exist:

DAVFAM Ltd.
     SIVAD                          1.00%  general partner
     D,D.I., Inc.                  89.92%  limited partner
     Estuary Corporation            9.08%  limited partner


SIVAD Investors, L.L.C.
     D.D.I., Inc.                  99.00%
     Estuary Corporation            1.00%

     All of the shares held by DAVFAM are reported by D.D.I., Inc. in Item 4 above.

Item 8. Identification and Classification of Members of the
Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
     N/A

Item 10. Certification
     N/A


                            SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 12, 1996
                                                  Date
                           D.D.I., Inc.

                        By: /S/ H. Jay Skelton
                                        Signature

                           H. Jay Skelton, President
                                        Name/Title

1.   NAME OF REPORTING PERSON/S.S.
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          T. Wayne Davis - SS# ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)[ X ]
                                        (b)[   ]
3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida - United States

               5.   SOLE VOTING POWER
NUMBER OF                712,390
SHARES
BENEFICIALLY   6.   SHARED VOTING POWER
OWNED BY                 45,311,098
EACH
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON                   712,390
WITH
               8.   SHARED DISPOSITIVE POWER
                         45,311,098

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               46,023,488

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
                    None Excluded

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

               30.1%

12.  TYPE OF REPORTING PERSON

               IN

Item 1.
     (a)  Name of Issuer:  WINN-DIXIE STORES, INC.
     (b)  Address of Issuer's Principal Executive Offices:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)  Name of Person Filing:         T. Wayne Davis
     (b)  Address of Principal Business Office or, if none,
          Residence:
          1910 San Marco Blvd., Jacksonville, FL 32207
     (c)  Citizenship:        Florida - United States
     (d)  Title of Class of Securities:      COMMON STOCK
     (e)  CUSIP Number:       974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) ___Broker or Dealer registered under Section 15 of the Act
     (b)  ___Bank as defined in Section 3(a)(6) of the Act
     (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
     (d)  ___Investment Company registered under Section 8 of the
          Investment Company Act
     (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
          Security Act of 1974 or Endowment Fund: see S24O.13d-l(b)(ii)(F)
     (g) ___Parent Holding Company, in accordance with S240.13d-l(b)(ii)(G) (Note: See Item 7)
     (h)     Group, in accordance with S240.13d-1(b)ii)(G)
          Statement filed pursuant to Rule 13d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1995. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

     (a)  Amount Beneficially Owned          46,023,488
     (b)  Percent of Class                   30.1%

     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote
                                             712,390
          (ii) shared power to vote or to direct the vote
                                             45,311,098
          (iii)sole power to dispose or to direct the
               disposition of                712,390

          (iv) shared power to dispose or to direct the
               disposition of                45,311,098

Item 5:  Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
securities, check the following (   ).
     N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
     See Item 7 as reported by D.D.I., Inc. herein and Exhibit I hereto.

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company.
     N/A

Item 8. Identification and Classification of Members of the
Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
     N/A

Item 10. Certification
     N/A






                            SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 12, 1996
                                                  Date

                                   /S/   H. Jay Skelton
                                           Signature

                                      T. Wayne Davis, Director
                           By: H. Jay Skelton,Attorney-in-Fact
                                          Name/Title

1.   NAME OF REPORTING PERSON/S.S.
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          A. Dano Davis - SS# ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)[ X ]
                                        (b)[   ]
3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida - United States

               5.   SOLE VOTING POWER
NUMBER OF                3,571,752
SHARES
BENEFICIALLY   6.   SHARED VOTING POWER
OWNED BY                 46,584,159
EACH
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON                   3,571,572
WITH
               8.   SHARED DISPOSITIVE POWER
                         46,584,159

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               50,155,911

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
                    None Excluded

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

               32.8%

12.  TYPE OF REPORTING PERSON

               IN

Item 1.
     (a)  Name of Issuer:  WINN-DIXIE STORES, INC.
     (b)  Address of Issuer's Principal Executive Offices:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699
Item 2.
     (a)  Name of Person Filing:         A. Dano Davis
     (b)  Address of Principal Business Office or, if none,
          Residence:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699
     (c)  Citizenship:        Florida - United States
     (d)  Title of Class of Securities:      COMMON STOCK
     (e)  CUSIP Number:       974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) ___Broker or Dealer registered under Section 15 of the Act
     (b)  ___Bank as defined in Section 3(a)(6) of the Act
     (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
     (d)  ___Investment Company registered under Section 8 of the
          Investment Company Act
     (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
          Security Act of 1974 or Endowment Fund: see S24O.13d-l(b)(ii)(F)
     (g) ___Parent Holding Company, in accordance with S240.13d-l(b)(ii)(G) (Note: See Item 7)
     (h)     Group, in accordance with S240.13d-1(b)ii)(G)
          Statement filed pursuant to Rule 13d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1995. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

     (a)  Amount Beneficially Owned          50,155,911
     (b)  Percent of Class                   32.8%

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote
                                             3,571,752

          (ii) shared power to vote or to direct the vote
                                             46,584,159

          (iii)sole power to dispose or to direct the
               disposition of                3,571,572

          (iv) shared power to dispose or to direct the
               disposition of                46,584,159

Item 5. Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
securities, check the following (   ).
     N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
     See Item 7 as reported by D.D.I., Inc. herein and Exhibit I hereto.

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company.
     N/A

Item 8. Identification and Classification of Members of the
Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
          N/A

Item 10. Certification
          N/A




                            SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 12, 1996
                                                   Date


                           /S/   H. Jay Skelton
                                   Signature

                              A. Dano Davis, Director
                         By:  H. Jay Skelton, Attorney-in-Fact
                                        Name/Title

1.   NAME OF REPORTING PERSON/S.S.
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert D. Davis - SS# ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)[ X ]
                                        (b)[   ]
3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Florida - United States

               5.   SOLE VOTING POWER
NUMBER OF                628,200
SHARES
BENEFICIALLY   6.   SHARED VOTING POWER
OWNED BY                 47,526,314
EACH
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON                   628,200
WITH
               8.   SHARED DISPOSITIVE POWER
                         47,526,314

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               48,154,514

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES
                    None Excluded
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

               31.5%

12.  TYPE OF REPORTING PERSON

               IN
 Item 1.
     (a)  Name of Issuer:  WINN-DIXIE STORES, INC.
     (b)  Address of Issuer's Principal Executive Offices:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)  Name of Person Filing:         Robert D. Davis
     (b)  Address of Principal Business Office or, if none,
          Residence:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699
     (c)  Citizenship:        Florida - United States
     (d)  Title of Class of Securities:      COMMON STOCK
     (e)  CUSIP Number:       974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) ___Broker or Dealer registered under Section 15 of the Act
     (b)  ___Bank as defined in Section 3(a)(6) of the Act
     (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
     (d)  ___Investment Company registered under Section 8 of the
          Investment Company Act
     (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
          Security Act of 1974 or Endowment Fund: see S24O.13d-l(b)(ii)(F)
     (g) ___Parent Holding Company, in accordance with S240.13d-l(b)(ii)(G) (Note: See Item 7)
     (h)     Group, in accordance with S240.13d-1(b)ii)(G)
          Statement filed pursuant to Rule 13d-1(c).

Item 4. Ownership

     The following ownership information is provided as of December 31, 1995. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

     (a)  Amount Beneficially Owned          48,154,514
     (b)  Percent of Class                   31.5%
     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote
                                             628,200
          (ii) shared power to vote or to direct the vote
                                             47,526,314
          (iii)sole power to dispose or to direct the
               disposition of                628,200
          (iv) shared power to dispose or to direct the
               disposition of                47,526,314

Item 5:  Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
securities, check the following (   ).
          N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
     See Item 7 as reported by D.D.I., Inc. herein and Exhibit I hereto.

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company.
          N/A

Item 8. Identification and Classification of Members of the
Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
          N/A

Item 10. Certification
          N/A

                            SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 12, 1996
                                                   Date

                                 /S/   H. Jay Skelton
                                          Signature

                         Robert D. Davis, Director
                         By: H. Jay Skelton, Attorney-in-Fact
                                     Name/Title

1.   NAME OF REPORTING PERSON/S.S.
     or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Charles P. Stephens - SS# ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                        (a)[ X ]
                                        (b)[   ]
3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Georgia - United States

               5.   SOLE VOTING POWER
NUMBER OF                233,168
SHARES
BENEFICIALLY   6.   SHARED VOTING POWER
OWNED BY                 45,853,128
EACH
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON                   233,168
WITH
               8.   SHARED DISPOSITIVE POWER
                         45,853,128

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               46,086,296

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES.
                    None Excluded

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

               30.2%

12.  TYPE OF REPORTING PERSON


               IN

Item 1.
     (a)  Name of Issuer:  WINN-DIXIE STORES, INC.
     (b)  Address of Issuer's Principal Executive Offices:
          5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
     (a)  Name of Person Filing:         Charles P. Stephens
     (b)  Address of Principal Business Office or, if none,
          Residence:
          P. O. Box 2100, Peachtree City, GA 30269
     (c)  Citizenship:        Georgia - United States
     (d)  Title of Class of Securities:      COMMON STOCK
     (e)  CUSIP Number:       974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) ___Broker or Dealer registered under Section 15 of the Act
     (b)  ___Bank as defined in Section 3(a)(6) of the Act
     (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
     (d)  ___Investment Company registered under Section 8 of the
          Investment Company Act
     (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
          Security Act of 1974 or Endowment Fund: see S24O.13d-l(b)(ii)(F)
     (g) ___Parent Holding Company, in accordance with S240.13d-l(b)(ii)(G) (Note: See Item 7)
     (h)     Group, in accordance with S240.13d-1(b)ii)(G)
          Statement filed pursuant to Rule 13d-1(c).

Item 4. Ownership

    The following ownership information is provided as of December 31, 1995. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

     (a)  Amount Beneficially Owned          46,086,296
     (b)  Percent of Class                   30.2%

     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or to direct the vote
                                             233,168

          (ii) shared power to vote or to direct the vote
                                             45,853,128

          (iii)sole power to dispose or to direct the
               disposition of                233,168

          (iv) shared power to dispose or to direct the
               disposition of                45,853,128

Item 5. Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
securities, check the following (   ).
     N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
     See Item 7 as reported by D.D.I., Inc. herein and Exhibit I hereto.

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company.
          N/A

Item 8. Identification and Classification of Members of the
Group.
     See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group.
               N/A

Item 10. Certification
               N/A

                            SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 12, 1996
                                                  Date

                                 /S/   H. Jay Skelton
                                         Signature

                          Charles P. Stephens, Director
                      By: H. Jay Skelton, Attorney-in-Fact
                                   Name/Title

                                                         DECEMBER 31, 1995                                    Exhibit I

                                              OWNERS OF 5% OR MORE OF OUTSTANDING SHARES
                                                  SOLE VOTING AND DISPOSITIVE POWER
                                                  ----------------------------------   Other              Shared Voting
                                                                                       Family                  and
                                        T.        A.      ROBERT  CHARLES              Members          Dispositive Power
                      Total           WAYNE      DANO       D.       P.       DDI,     Owning     -------------------------
                      No. of          DAVIS     DAVIS     DAVIS   STEPHENS    INC.     Less than   Other Than  DDI & DAVFAM
    OWNER  (***)      Shares (**)    <"TWD">   <"DANO">  <"RDD">  <"CPS">    <"DDI">   5%         DDI & DAVFAM     (*)
_____________________ ___________    ________ __________ ________ ________ ___________ __________ ____________ ____________
DAVFAM, LTD.          33,000,000 (A)                                       33,000,000                           33,000,000
D. D. I., INC.        10,787,332 (B)                                       10,787,332                           10,787,332
ESTUARY CORPORATION      933,332 (C)            933,332
ADSONS, INC.           2,041,332 (D)                                                                2,041,332
ADFAM PARTNERS, LTD.     397,610 (E)                                                                  397,610
AMERICAN HERITAGE LIFE    41,848 (F)                                                                   41,848
SPANISH GRANT ESTATES,    40,000 (G)             40,000
ADD TRUST ESTATE         197,220 (H)                     197,220
ADFAM CHARITIES, INC.     30,252 (I)                                                                   30,252
ADFAM CHARITIES, INC.        600                                                                          600
ADD FAMILY               127,808                                                         127,808
ADD'S WIDOW              134,428                                                         134,428
RDD FAMILY AND TRUSTS    430,980 (J)                     430,980
RDD GRANDCHILDREN'S TR     3,560 (K)                                                       3,560
JED FAMILY               302,686 (L)                                                     302,686
JED - WD CHARITIES, IN    35,572 (I)                                                                   35,572
FND, LTD.              1,111,472 (M)          1,111,472
DANO TRUST               942,540 (N)            942,540
DANO TRUST REMAINDER I     1,800                  1,800
DANO FAMILY              333,240 (O)             55,234                                               278,006
DANO TRUSTEE - JED FAM 1,346,133 (P)            487,374                                               858,759
DANO TRUSTEE - MAD FAM   355,302 (Q)                                                                  355,302
M.S. VARNEDOE AGENCY A    35,552 (R)                                                      35,552
VD - WD CHARITIES, INC 1,224,356 (I)                                                                1,224,356
VD - WD CHARITIES, INC     2,984                                                                        2,984
MAD TRUST FOR WIDOW    1,037,880 (S)                                                   1,037,880
MAD'S WIDOW'S TRUST      761,350 (T)                                                     761,350
MAD'S DAUGHTER'S TRUST   679,296 (U)                                                     679,296
MAD'S DAUGHTER'S TRUST   249,882 (V)                                                     249,882
MAD FAMILY               469,012 (W)                                                     469,012
CPS FAMILY             1,029,776 (X)                              233,168                             796,608
TWD INDIVIDUALLY & REV   231,723 (Y) 231,723
TWD FAMILY               761,235 (Z) 477,921                                              52,736      230,578
OTHER FAMILY MEMBERS O 1,812,122 (AA)                                                  1,812,122
TWD - WD CHARITIES, IN    24,000 (I)                                                                   24,000
TWD-WD CHARITIES-PROFI     1,000       1,000
TWD, DDI PROFIT SHARIN     1,346       1,346
TWD, KEOGH PLAN              400         400
                      -----------

                      60,916,961     712,390  3,571,752  628,200  233,168  43,787,332  5,666,312    6,317,807   43,787,332
                      ===========    ======== ========== ======== ======== =========== ========== ============ ============

  Percent of Class         39.90%       0.47%      2.34%    0.41%    0.15%      28.68%      3.71%        4.14%       28.68%

(*)    Not included in totals.
(**)   All share figures have been adjusted to reflect a two-for-one stock split on November 30, 1995.
(***)  References to ADD, JED and MAD pertain to A. Darius Davis, James E. Davis and M. Austin Davis, respectively.
       ADD, JED, MAD and Tine W. Davis <"Tine">, all of which were brothers and the founders of the issuer, are deceased.
       RDD, DANO, TWD and CPS are the son of ADD, son of JED, son of Tine, and son-in-law of MAD, respectively.

                                                               Exhibit 1 Cont.

(A)  Limited partnership of which SIVAD Investors, LLC, a Limited
     Liability Corporation owned 99% by DDI and 1% by Estuary
     Corporation, is a 1% general partner, DDI is a 89.92% limited partner and Estuary Corporation is a 9.08% limited partner.

(B) D.D.I., Inc. <"DDI"> is a private corporation which is owned by entities and individual members of the Davis family.
     The voting and dispositive power of DDI is as follows:

           Voting and Dispositive Power             Percentage

           RDD - includes (B)(1)                        23.19%
           TWD - includes (B)(2)                        22.85%
           DANO- includes (B)(3)                        29.62%
           Sandra Davis Stephens <"SDS"> - (B)(4)        8.85%

           Aggregate holdings of all other
           members of the Davis Family, none
           of whom have voting and dispositive
           power of 5.00% or more of the
           outstanding shares of DDI.                   15.49%

     (1) Includes DDI shares held by trusts for the benefit of RDD and his children of which RDD is sole trustee and ADFAM Partners, Ltd. (see note (E)), which holds 18.86% of DDI's shares. RDD disclaims any beneficial interest in DDI shares which aggregate .96% held by trusts for the benefit of his daughters.


     (2) Includes DDI shares held by TWD as custodian for his daughter, TWD's wife and trusts of which TWD is sole or co-trustee and he, his mother, his sisters and other family members are beneficiaries. TWD disclaims beneficial interest in DDI shares which aggregate 18.75% and which are held by TWD as custodian, his wife or trusts for the benefit of his children, mother, sisters or sisters' children.

     (3) Includes DDI shares held by Estuary Corporation and FND, Ltd. (see notes (C) and (M)). Also includes DDI shares held by DANO's wife and trusts for the benefit of DANO, his mother, his children, his sister, his sister's children, his mother-in-law, MAD's daughter and MAD's daughter's children, of which DANO is sole or co-trustee. DANO disclaims beneficial interest in shares held directly or indirectly by trusts for the benefit of his sister, his sister's children, MAD's daughter or MAD's daughter's children which aggregate 3.76% of DDI's shares.


     (4) Includes DDI shares held by trusts of which SDS, wife of CPS, is co-trustee and SDS, her children, her sisters, her sisters' children and her mother are beneficiaries, and by SDS individually or as custodian for her children. CPS is co-trustee with SDS of certain of such trusts which, in the aggregate, hold 3.2% of DDI's shares. SDS discaims beneficial interest in DDI shares which aggregate 5.09% and which are held by trusts for the benefit of her children, her sisters, her sisters' children and her mother or by SDS as custodian for her children.

(C) Corporation owned by DANO's wife and trusts for the benefit of DANO, his mother, his children, his sister or his sister's children. As to the Shares held by Estuary corporation, DANO has sole voting and dispositive power.

(D)  Corporation owned 100% by ADFAM (see note (E)).

(E) Limited partnership of which ADD Trust (see note (H)) is a 1% general and 89.01% limited partner. RODA Trust, a revocable trust of which RDD is sole trustee and beneficiary, is a 3.99% limited partner and a corporation of which RODA Trust is a 50% shareholder is a 1% general partner.

(F) American Heritage Life Investment Corporation, <"AHL">, which holds 100,000 shares of Winn-Dixie Stores,Inc.
     common stock, is 41.85% owned by Davis entities of which ownership percentage, DDI, Estuary Corporation, FND, Ltd. and ADFAM account for 30.28%, 8.74%, .28% and .17%, respectively. Of the remaining 2.38%, which is held by various trusts, individuals and entities for the benefit of family members, DANO, RDD, TWD and CPS have sole or shared voting power for 1.15%, .10%, .38% and .12%, respectively.

(G) Corporation owned 50.1% by a trust of which DANO is trustee and beneficiary and 49.9% by a trust of which he and his sister are co-trustees and his sister is the beneficiary.

(H)  Trust which is included in the Estate of A. Darius Davis.
     RDD is one of the beneficiaries of such estate and he has authority to replace the current trustee, who is not a family member.

(I)  Private charitable foundation.

(J) Trusts of which RDD is sole trustee and RDD and his children are beneficiaries, and his wife individually.

(K) Trusts FBO grandchildren of RDD of which a non-family party is trustee.

(L) Irrevocable trusts of which DANO's sister or her son are trustees and her children and grandchildren are beneficiaries and DANO's sister's children, grandchildren and her children's spouses, individually or as custodians.

(M) Limited partnership of which Estuary Corporation is a 1.04% general partner and trusts of which DANO is sole trustee or co-trustee with his sister and he or she are beneficiaries hold aggregate limited partnership interests of 96.61%.

(N)  Revocable trust of which DANO is sole trustee and beneficiary.

(O) Irrevocable trusts of which DANO is sole or co-trustee and he, his children and his mother-in-law are beneficiaries and DANO's wife and son, individually.

(P) Trusts of which DANO is sole trustee or co-trustee with his sister, and his mother, his sister and her children are the beneficiaries.

(Q) Irrevocable trusts of which DANO is a co-trustee and MAD's daughter and her children are the beneficiaries.

(R) Revocable trust of which DANO's mother-in-law is sole beneficiary and trustee.

(S) Irrevocable trust of which MAD's daughter and a non-family party are co-trustees and MAD's widow is the beneficiary.

(T) Revocable trust of which MAD's widow is sole trustee and beneficiary.

(U) Irrevocable trusts of which two non-family parties are co-trustees and MAD's daughter and her children are beneficiaries.

(V) A Revocable trust of which MAD's daughter is sole trustee and beneficiary.

(W) MAD's children and grandchildren, individually or as custodian.

(X) Irrevocable trusts of which CPS is sole trustee or co-trustee with his wife and his wife and children are beneficiaries, CPS and CPS' wife, individually and his wife as custodian for his children.

(Y) TWD individually and a revocable trust of which TWD is sole trustee and beneficiary.

(Z) Irrevocable trusts of which TWD is sole or co-trustee and TWD, his sisters and other family members are beneficiaries and TWD, his wife, his children and his son-in-law, as custodian or individually.

(AA) Revocable trust of TWD's mother of which she is sole trustee and beneficiary, and TWD's sisters and other family members, individually.